EXHIBIT 99.1

February 23, 2005

FOR IMMEDIATE RELEASE
Major Markets Circuit

Dateline:  Longview, Washington

Contact:                R. H. Wollenberg
President and Chief Executive Officer
Phone: (360) 425-1550

LONGVIEW FIBRE COMPANY REPORTS FINANCIAL RESULTS OF
FISCAL 2005 FIRST QUARTER

LONGVIEW, Wash., February 23, 2005 - Longview Fibre Company (NYSE:LFB) today announced net income of $3.3 million, or $0.06 per share, for its first fiscal quarter ended January 31, 2005, compared with a net loss of $9.3 million, or $(0.18) per share, for the first quarter of fiscal 2004. Sales in the first quarter of fiscal 2005 were $224.1 million, an increase of 31.9 percent compared with sales of $169.9 million for the same period last year.
R. H. Wollenberg, President and Chief Executive Officer, said, “Our first quarter results reflect improved demand and pricing conditions in each of our three operating segments compared to last year’s first quarter. The company’s operating profit swung to a solid $14.1 million from a loss of $5.4 million in last year’s first quarter as each operating segment improved during what is typically the lowest seasonal period for each segment. This operating profit and resulting positive cash flow enabled us to trim our borrowed debt by an additional $9 million during the quarter, bringing us very near our intermediate goal of reducing total borrowed debt to 45 to 50 percent of total capitalization.”
Mr. Wollenberg concluded, “Looking forward, we expect several favorable factors to benefit the second quarter, including a continuation of the economic recovery in the United States and inventories that appear to be in line with current and anticipated demand. Recent incoming orders for paper and paperboard, combined with limited downtime for repairs in February, indicate a likely second quarter utilization rate of between 82 to 87 percent at our Longview mill, which should improve costs and profitability.”

First Quarter Fiscal 2005 Compared with the First Quarter Fiscal 2004
Timber segment sales in the first quarter increased 25.7 percent to $43.4 million from $34.5 million in last year’s first fiscal quarter, during which the company’s timber operations were hampered by unusually severe winter weather. Favorable winter weather this year, coupled with strong demand and improved pricing, drove timber segment operating profit to $19.5 million, a 42.5 percent increase compared with operating profit of $13.7 million for the same period last year. Log sales increased 45.8 percent on a 30.1 percent volume increase and 12.0 percent increase in average log prices. Domestic log sales increased 78.9 percent on a 50.1 percent volume increase coupled with a 19.1 percent increase in average prices. Export log sales declined 24.6 percent on a 29.7 percent volume decline, partially offset by a 7.3 percent increase in average prices. The decline in export log sales reflected a lower volume of export-quality logs in the current harvest. The company’s timber harvest plans for the balance of fiscal 2005 remain consistent with a sales target of approximately 250 million board feet for the year. Lumber sales declined 31.8 percent on a 30.9 percent decrease in volume, coupled with a 1.2 percent decline in average lumber prices. This decline reflected the company’s decision to optimize our total return and discontinue processing of logs into lumber at a third party sawmill in Oregon.
The company’s paper and paperboard segment benefited from increased demand stemming from the stronger U.S. economy and increased manufacturing activity. Combined paper and paperboard sales grew 68.3 percent from last year’s first quarter, to $71.3 million from $42.4 million, driven by a 69.4 percent volume increase. The segment experienced an operating loss of $2.9 million compared with an operating loss of $8.7 million for the same period last year. The company’s Longview mill operated at 80 percent of capacity during the quarter, compared with a utilization rate of 62 percent during the first quarter of fiscal 2004 and 86 percent during the fourth quarter of fiscal 2004.
Paper sales in the first quarter increased 58.1 percent, to $56.0 million from $35.4 million in the prior year period, primarily due to a 54.0 percent volume increase. Domestic paper sales increased 65.7 percent on a 62.8 percent volume increase. Export paper sales grew 29.2 percent on 24.8 percent higher volume and 2.8 percent higher average price.
Paperboard sales in the first quarter increased 120.1 percent to $15.3 million from $7.0 million in the prior year period. Domestic paperboard sales increased 54.5 percent as volume increased 35.6 percent and average prices improved 14.7 percent. Export paperboard sales increased 189.1 percent as volume grew 192.3 percent, primarily as a result of the company’s recent decision to produce and sell roll pulp to paperboard producers in Asia.
Sales in the company’s converted products segment also benefited from increased demand from the U.S. manufacturing sector. Sales increased 17.6 percent to $109.4 million from $93.1 million in last year’s first fiscal quarter, driven by 13.9 percent higher volume combined with a 3.2 percent increase in average price. The segment recorded an operating loss of $2.5 million, compared with an operating loss of $10.3 million in the first quarter of fiscal 2004.
Cash provided by operations totaled $25.2 million during the first fiscal quarter. Capital expenditures totaled $12.0 million and the company reduced its total borrowed debt by $9.0 million. At January 31, 2005, the company’s borrowed debt was approximately $473 million, $34.8 million below the balance one year ago, and equating to a debt-to-total capital ratio of 51.5 percent.

Investor Conference Call
The company will host a conference call Wednesday, February 23, 2005 at 11:00 a.m. EST, available to interested parties by dialing 800-435-1261 from the U.S. and Canada, or 617-614-4076 from international locations, passcode 38016856. A telephone replay of the call will be available through midnight March 2 by dialing 888-286-8010 from the U.S. and Canada, or 617-801-6888 from international locations, and providing conference ID 85983377. This call is being webcast by CCBN and can be accessed at Longview Fibre's Web site at www.longviewfibre.com. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com). A copy of this press release and supplemental financial information will be available at or prior to the conference call in the Investor Relations section of the company’s Web site, at www.longviewfibre.com.

About Longview Fibre Company
Longview Fibre Company is a diversified timberlands manager and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 585,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre’s manufacturing facilities include one of the largest pulp-paper mills in North America at Longview, Washington; a network of 15 converting plants in 12 states; and a sawmill in central Washington. The company’s products include: logs; corrugated and solid-fiber containers; commodity and specialty Kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company’s Web site at www.longviewfibre.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements concerning the company’s anticipated timber harvest levels; anticipated pricing and market conditions for the company’s products; capacity utilization and its effect on costs and profitability; the economic recovery in the United States; industry inventories in relation to demand; and reductions in the company’s debt levels. Forward-looking statements are based on the company’s estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events could differ materially from those anticipated by the company due to a variety of factors, including, among others, developments in the world, national, or regional economy or involving the company’s customers or competitors affecting supply of or demand for the company’s products; changes in product and energy prices; changes in currency exchange rates between the U.S. dollar and the currencies of important export markets; weather and other conditions affecting timber harvests; and unforeseen developments in the company’s business, including unforeseen capital requirements or reduced cash from operations. The company does not undertake any obligation to update forward-looking statements should circumstances or the company’s estimates or projections change.
(Financial Tables Follow)

CONSOLIDATED STATEMENT OF INCOME (Unaudited)

	THREE MONTHS
	ENDED JANUARY 31
(thousands except per share)	2005	2004
Net sales	$224,080	$169,927
Cost of products sold, including outward freight	188,214	155,853
Gross profit	35,866	14,074
Selling, administrative and general expenses	21,747	19,437
Operating profit (loss)	14,119	(5,363)
Interest income	44	36
Interest expense	(9,329)	(9,620)
Miscellaneous	423	213
Income (loss) before income taxes	5,257	(14,734)
Provision (benefit) for taxes on income	1,945	(5,451)

Net income (loss)	$3,312	$(9,283)
Per share	$0.06	$(0.18)

Average shares outstanding	51,077	51,077

SEGMENT AND OTHER INFORMATION (Unaudited)

	THREE MONTHS
	ENDED JANUARY 31
(thousands)	2005	2004	% CHANGE
Net sales:
Timber	$43,367	$34,510	25.7
Paper and paperboard	71,304	42,367	68.3
Converted products	109,409	93,050	17.6
	$224,080	$169,927	31.9
Operating profit (loss):
Timber	$19,455	$13,657	42.5
Paper and paperboard	(2,873)	(8,677)	-
Converted products	(2,463)	(10,343)	-
	$14,119	$(5,363)	-
Sales:
Logs, thousands of board feet	63,445	48,752	30.1
Lumber, thousands of board feet	18,023	26,085	(30.9)
Paper, tons	93,348	60,632	54.0
Paperboard, tons	43,036	19,891	116.4
Converted products, tons	132,111	115,969	13.9
Logs, $/thousand board feet	$587	$524	12.0
Lumber, $/thousand board feet	339	343	(1.2)
Paper, $/ton FOB mill equivalent	549	550	(0.2)
Paperboard, $/ton FOB mill equivalent	350	340	2.9
Converted products, $/ton	828	802	3.2

    CONSOLIDATED BALANCE SHEET

	Jan. 31	Oct. 31	Jan. 31
	2005	2004	2004
(dollars in thousands except per share)	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Accounts and notes receivable	$108,652	$111,723	$84,205
Allowance for doubtful accounts	1,350	1,350	1,350
Inventories, at lower cost or market; costs are based on last-in, first-out method except for supplies at current averages
Finished goods	18,186	21,791	15,820
Goods in process	11,886	16,275	9,160
Raw materials and supplies	46,920	45,457	39,215
Other	8,980	7,800	8,864
Total current assets	193,274	201,696	155,914
Capital assets:
Buildings, machinery and equipment at cost	1,832,588	1,828,195	1,819,667
Accumulated depreciation	1,153,093	1,139,390	1,111,677
Costs to be depreciated in future years	679,495	688,805	707,990
Plant sites at cost	3,549	3,549	3,549
	683,044	692,354	711,539
Timber at cost less depletion	196,304	196,440	186,032
Roads at cost less amortization	8,557	8,631	8,378
Timberlands at cost	24,598	24,598	20,671
	229,459	229,669	215,081
Total capital assets	912,503	922,023	926,620
Pension and other assets	147,488	147,211	148,728
	$1,253,265	$1,270,930	$1,231,262

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Payable to bank resulting from checks in transit	$8,255	$12,370	$6,401
Accounts payable	56,067	66,063	44,574
Short-term borrowings	20,000	10,000	15,000
Payrolls payable	16,946	15,897	14,869
Other taxes payable	9,173	9,100	8,702
Current installments of long-term debt	-	30,000	30,000
Total current liabilities	110,441	143,430	119,546
Long-term debt	452,179	442,148	463,526
Deferred taxes - net	206,586	204,783	190,107
Other liabilities	38,115	36,915	35,059
Shareholders' equity:
Preferred stock; authorized 2,000,000 shares	-	-	-
Common stock, ascribed value $1.50 per share; authorized 150,000,000 shares; issued 51,076,567 shares	76,615	76,615	76,615
Additional paid-in capital	3,306	3,306	3,306
Retained earnings	366,023	363,733	343,103
Total shareholders' equity	445,944	443,654	423,024
	$1,253,265	$1,270,930	$1,231,262

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	THREE MONTHS ENDED
	JANUARY 31
(thousands)	2005	2004
Cash provided by (used for) operations:
Net income (loss)	$3,312	$(9,283)
Charges to income (loss) not requiring cash:
Depreciation	17,619	17,908
Depletion and amortization	2,790	1,333
Deferred taxes - net	1,803	(5,303)
(Gain) loss on disposition of capital assets	204	(35)

Change in:
Accounts and notes receivable	3,071	15,549
Inventories	6,531	1,153
Other	(1,180)	(1,755)
Pension and other noncurrent assets	(277)	(2,817)
Accounts, payrolls and other taxes payable	(8,890)	(6,945)
Other noncurrent liabilities	184	627
Cash provided by operations	25,167	10,432

Cash provided by (used for) investing:
Additions to: Plant and equipment	(9,440)	(4,235)
Timber and timberlands	(2,593)	(2,574)
Proceeds from sale of capital assets	940	90
Cash used for investing	(11,093)	(6,719)

Cash provided by (used for) financing:
Long-term debt	(18,953)	30,048
Short-term borrowings	10,000	(29,000)
Payable to bank resulting from checks in transit	(4,115)	(4,789)
Accounts payable for construction	16	28
Cash dividends	(1,022)	-
Cash used for financing	(14,074)	(3,713)

Change in cash position	-	-
Cash position, beginning of period	-	-
Cash position, end of period	$-	$-

Supplemental disclosures of cash flow information:
Cash paid (received) during the period for:
Interest (net of amount capitalized)	$15,998	$15,333
Income taxes	68	(1)